Filed Pursuant to Rule 424(b)(7)
Registration No. 333-197047

PROSPECTUS SUPPLEMENT NO. 4

(To Prospectus dated July 16, 2014)

6,720,443 Shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated July 16, 2014 of Silvercrest Asset Management Group Inc. relating to the sale by certain selling stockholders of up to 6,720,443 shares of Class A common stock, $0.01 par value per share, of which 4,705,449 shares are issuable upon exchange of Class B units of Silvercrest L.P. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 1 of the prospectus dated July 16, 2014 to read about factors you should consider before buying our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2014.

The information in the table appearing under the caption “Selling Stockholders” in the prospectus dated July 16, 2014 is modified by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto.

	Beneficial Ownership Prior to this Offering(1)					Beneficial Ownership After this Offering(1)(2)
Name and Address of Selling Stockholder(3)	Number of Shares of Class A Common Stock (Column A)	Number of Shares of Class B Common Stock(4) (Column B)	Percentage of Class A Common Stock (Column C)	Percentage of Class B Common Stock (Column D)	Number of Shares of Class A Common Stock that may be sold in the offering(5) (Column E)	Number of Shares of Class A Common Stock (Column F)	Number of Shares of Class B Common Stock (Column G)	Percentage of Class A Common Stock (Column H)	Percentage of Class B Common Stock (Column I)
Edward Appel	—	50,832	—	1.1%	50,832	—	—	—	—

*	Less than one percent.
1)	Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Unless otherwise noted, each person or group identified, possess sole voting and investment power with respect to the shares. In calculating the number of shares beneficially owned by each selling stockholder prior to and after this offering, we have based our calculations on 7,658,010 shares of Class A common stock and 4,570,413 shares of Class B common stock, each outstanding as of November 18, 2014.
2)	Assumes the sale of all shares of Class A common stock held by the selling stockholder registered pursuant to the registration statement of which this prospectus forms a part. The selling stockholders are subject to timing and volume limitations on sale of Class A common stock and exchange of Class B units of Silvercrest L.P. for shares of Class A common stock as described below.
3)	The address for each selling stockholder is c/o Silvercrest Asset Management Group Inc., 1330 Avenue of the Americas, New York, New York 10019.
4)	Holders of Class B common stock are not entitled to participate in any dividends or other distributions made by us to holders of our capital stock (except for the right to receive par value upon our liquidation or dissolution). Each Class B unit of Silvercrest L.P. is paired with a share of Class B common stock. Class B units of Silvercrest L.P. are convertible, one for one, into shares of our Class A common stock subject to the volume and timing limitations described below. Upon conversion of a Class B unit of Silvercrest L.P. into a share of our Class A common stock, the paired share of Class B common stock may be redeemed by us and the share of Class A common stock may be sold. Each selling stockholder must convert his or her Class B units into shares of Class A common stock prior to selling shares under this prospectus.
5)	Pursuant to an exchange agreement entered into between the selling stockholder and us, as long as a selling stockholder is employed by us, each year, the selling stockholder and his or her permitted transferees may collectively exchange vested Class B units for shares of Class A common stock in an amount that does not exceed 20% of all Class B units that such selling stockholder and his or her permitted transferees collectively held on the first day of that year. Notwithstanding the foregoing, each selling stockholder has committed to retain at least 25% of the number of Class B units held by the selling stockholder on July 2, 2013. Any selling stockholder who is hired by us after July 2, 2013 may not exchange Class B units during his or her first year of employment.